Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR FOURTH QUARTER

AND FISCAL 2008

FOREST CITY, IOWA, October 16, 2008 – Winnebago Industries, Inc. (NYSE:WGO), a leading United States motor home manufacturer, today reported financial results for the Company’s fourth quarter and fiscal year ended August 30, 2008 and announced the suspension of its cash dividend.

Revenues for the fourth quarter ended August 30, 2008 were $85.3 million, a decrease of 64.1 percent, versus revenues of $237.7 million for the fourth quarter last year. The Company reported an operating loss of $18.9 million for the quarter, versus operating income of $20.7 million for the fourth quarter of fiscal 2007. Included in the operating loss for the quarter was a $4.7 million charge relating to the impairment incurred as a result of the idling of the Charles City Manufacturing Facility (CCMF) on August 1st and severance-related costs of approximately $750,000 due to workforce reductions across all facilities. Net loss for the fourth quarter was $12.7 million, versus net income of $14.8 million for the fourth quarter of fiscal 2007. On a diluted per share basis, the Company had a net loss of 44 cents for the fourth quarter of fiscal 2008, versus net income of 49 cents for the fourth quarter last year.

The fourth quarter was negatively impacted by a sharp decline in motor home deliveries which resulted in a significant reduction in plant utilization. Also, due to increased wholesale and retail product incentives and a higher mix of lower priced products sold in the quarter, the average motor home selling price decreased, which negatively impacted revenue and gross profit. In addition, the Company also recorded an impairment charge for the idling of CCMF, which primarily manufactured Class C products. The reduction in revenue for the quarter is reflective of the continuing deterioration of conditions in the marketplace.

Revenues for fiscal year 2008 were $604.4 million, a decrease of 30.5 percent, versus $870.2 million for the previous year. Net income for fiscal 2008 was $2.8 million, versus $41.6 million for 2007. On a diluted per share basis, the Company earned 10 cents for fiscal 2008, versus $1.32 for 2007.

“As difficult as conditions have been all fiscal year, the Company’s fourth quarter was even more challenging,” said Winnebago Industries’ Chairman, CEO and President Bob Olson. “While fuel prices stabilized somewhat during the quarter, the U.S. economy continued to falter, with the availability of credit and rising interest rates becoming major concerns for both our retail customers and our dealers. As reflected by the motor home industry’s reports in both wholesale deliveries and retail sales, conditions have continued to deteriorate throughout the year. Wholesale shipments of motor homes as reported by the Recreation Vehicle Industry Association are down 39 percent calendar year to date through August and deteriorated significantly in our fiscal fourth quarter; with industry shipments down 54 percent in June, 56 percent in July and 65 percent in August. Likewise, Statistical Surveys, Inc., the retail reporting service for the RV industry, has reported Class A, B and C motor home retail sales for the industry down 37 percent calendar year to date through August and over 50 percent in our fiscal fourth quarter. As a result of these market conditions, our dealer partners are continuing to focus on lowering their inventory levels. Winnebago Industries’ dealer inventory decreased nearly 700 units in the fourth quarter, or approximately 16 percent. In many cases, our dealers are choosing not to reorder inventory as it is retailed, which has also had a negative impact on the sales order backlog.

“Due to the decline in motor home market conditions, we have continued to reduce our head count through attrition and workforce reductions in order to more closely match production to the current demand,” said Olson. “During the fourth quarter ended August 30, 2008, Winnebago Industries reduced its workforce company-wide by approximately 600 full-time hourly and salaried employees which included the closure of CCMF and reductions that occurred in the rest of the Company. Since the end of the fourth quarter, we have reduced our head count by an additional 300 employees and currently have approximately 1,930 employees, a 42 percent decrease since August 25, 2007. It is extremely difficult to lose valued employees, but it is also imperative to reduce our overhead costs to more closely align to the current motor home market. In addition to workforce reductions, we continue to look at various other cost savings initiatives to operate as efficiently as possible with lower volumes.”

Winnebago Industries’ paid a quarterly cash dividend of 12 cents a share on October 6, 2008 to shareholders of record as of September 5, 2008. Olson continued, “In a meeting held yesterday, Winnebago Industries’ Board of Directors decided to suspend cash dividend payments in order to conserve capital and to maintain liquidity. The Board will review the cash dividend policy at subsequent board meetings throughout the fiscal year.”

“The Company’s 50th anniversary was cause for celebration in fiscal 2008; due to negative market conditions, however, it was also a very challenging year,” said Olson. “Since we produce a discretionary product in a cyclical industry, we’ve certainly experienced a number of downturns throughout the past 50 years. We have learned a great deal in the process of managing our business throughout these downturns, ultimately coming out stronger each time when the U.S. economy and the motor home market recover. According to Statistical Surveys, we have a leading position in retail market share of 18.7 percent calendar year to date through August. We intend to continue to develop innovative new products to meet the needs of our customers’ ever changing demands and will be ready to take advantage of a growing market when the economy turns around.”

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, October 16, 2008. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, a decline in consumer confidence, availability and price of fuel, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.

Unaudited Consolidated Statements of Income

(In thousands, except percent and per share data)

	Quarter Ended
	Aug. 30, 2008		Aug. 25, 2007
		%		%
Net revenues	$85,271	100.0	$237,681	100.0
Cost of goods sold	90,932	106.6	205,089	86.3
Gross (deficit) profit	(5,661)	(6.6)	32,592	13.7
Operating expenses
Selling	3,534	4.1	5,312	2.2
General and administrative	5,009	5.9	6,553	2.8
Asset impairment	4,686	5.5	—	—
Total operating expenses	13,229	15.5	11,865	5.0
Operating (loss) income	(18,890)	(22.1)	20,727	8.7
Financial income	785	0.9	1,559	0.7
(Loss) income before income taxes	(18,105)	(21.2)	22,286	9.4
(Benefit) provision for taxes	(5,410)	(6.3)	7,443	3.1
Net (loss) income	$(12,695)	(14.9)	$14,843	6.3
Income (loss) per common share:
Basic	$(0.44)		$0.49
Diluted	$(0.44)		$0.49
Weighted average common shares outstanding
Basic	29,021		30,417
Diluted	29,047		30,576

	53 Weeks Ended Aug. 30, 2008		52 Weeks Ended Aug. 25, 2007
		%		%
Net revenues	$604,352	100.0	$870,152	100.0
Cost of goods sold	569,580	94.2	770,955	88.6
Gross profit	34,772	5.8	99,197	11.4
Operating expenses
Selling	18,482	3.1	19,865	2.3
General and administrative	21,359	3.5	24,446	2.8
Asset impairment	4,686	0.8	—	—
Total operating expenses	44,527	7.4	44,311	5.1
Operating (loss) income	(9,755)	(1.6)	54,886	6.3
Financial income	4,314	0.7	6,523	0.8
(Loss) income before income taxes	(5,441)	(0.9)	61,409	7.1
(Benefit) provision for taxes	(8,225)	(1.4)	19,845	2.3
Net income	$2,784	0.5	$41,564	4.8
Income per common share:
Basic	$0.10		$1.33
Diluted	$0.10		$1.32
Weighted average common shares outstanding
Basic	29,093		31,162
Diluted	29,144		31,415

Winnebago Industries, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In thousands)

	Aug. 30, 2008	Aug. 25, 2007
ASSETS
Current assets:
Cash and cash equivalents	$17,851	$6,889
Short-term investments	3,100	102,650
Receivables, net	9,426	30,285
Inventories	110,596	101,208
Income taxes receivable	6,618	—
Prepaid and other	15,290	16,668
Total current assets	162,881	257,700

Property and equipment, net	40,097	51,389
Long-term investments, less impairments	37,538	—
Deferred income taxes	26,862	19,856
Investment in life insurance	22,123	20,015
Other assets	15,954	17,550
Total assets	$305,455	$366,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,631	$35,286
Income taxes payable	76	4,252
Accrued expenses	38,626	49,299
Total current liabilities	54,333	88,837

Unrecognized long-term tax benefit	9,469	—
Postretirement health care and deferred compensation benefits, net of current portion	67,729	69,319
Stockholders’ equity	173,924	208,354
Total liabilities and stockholders’ equity	$305,455	$366,510

Winnebago Industries, Inc.

Unaudited Condensed Statements of Cash Flows

(In thousands)

	53 Weeks Ended Aug. 30, 2008	52 Weeks Ended Aug. 25, 2007
Operating activities:
Net income	$2,784	$41,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,907	10,495
Asset impairment	4,686	—
Stock-based compensation	3,915	4,871
Postretirement benefit income and deferred compensation	1,414	1,539
Deferred income taxes	3490	(3,232)
Increase in cash surrender value of life insurance policies	(759)	(871)
Excess tax benefit from stock-based compensation	(92)	(1,587)
Other	241	230
Change in assets and liabilities:
Inventories	(9,388)	(24,127)
Receivables and prepaid assets	21,022	(8,325)
Accounts payable and accrued expenses	(31,301)	11,686
Income taxes payable and unrecognized tax benefit	(17,665)	(3,243)
Postretirement and deferred compensation benefits	(2, 632)	(1,249)
Net cash (used in) provided by operating activities	(14,378)	27,751

Investing activities:
Purchases of short-term investments	(228,069)	(308,149)
Proceeds from the sale or maturity of short-term investments	288,119	335,449
Purchases of property and equipment	(3,720)	(5,245)
Other	43	(285)
Net cash provided by investing activities	56,373	21,770

Financing activities:
Payments for purchase of common stock	(17,771)	(64,650)
Payments of cash dividends	(13,997)	(12,517)
Proceeds from exercise of stock options	643	8,014
Excess tax benefit from stock-based compensation	92	1,587
Net cash used in financing activities	(31,033)	(67,566)

Net increase (decrease) in cash and cash equivalents	10,962	(18,045)
Cash and cash equivalents at beginning of period	6,889	24,934
Cash and cash equivalents at end of period	$17,851	$6,889

Winnebago Industries, Inc.

Unaudited Motor Home Deliveries

	Quarter Ended		Change
	Aug. 30, 2008	Aug. 25, 2007	Units	%
Motor home unit deliveries
Class A Gas	285	977	(692)	(70.8)
Class A Diesel	99	324	(225)	(69.4)
Total Class A	384	1,301	(917)	(70.5)
Class B	92	—	92	—
Class C	452	1,287	(835)	(64.9)
Total deliveries	928	2,588	(1,660)	(64.1)

	53 Weeks Ended	52 Weeks Ended	Change
	Aug. 30, 2008	Aug. 25, 2007	Units	%
Motor home unit deliveries
Class A Gas	2,129	3,539	(1,410)	(39.8)
Class A Diesel	900	1,492	(592)	(39.7)
Total Class A	3,029	5,031	(2,002)	(39.8)
Class B	140	—	140	—
Class C	3,238	4,438	(1,200)	(27.0)
Total deliveries	6,407	9,469	(3,062)	(32.3)

Winnebago Industries, Inc.

Unaudited Backlog and Dealer Inventory

(Units)

	As of		Change
	Aug. 30, 2008	Aug. 25, 2007	Units	%
Sales order backlog
Class A Gas	119	619	(500)	(80.8)
Class A Diesel	100	419	(319)	(76.1)
Total Class A	219	1,038	(819)	(78.9)
Class B	46	—	46	—
Class C	331	837	(506)	(60.5)
Total backlog*	596	1,875	(1,279)	(68.2)

Total approximate revenue dollars (in thousands)	$50,599	$179,700	$(129,101)	(71.8)

Dealer inventory	3,663	4,471	(808)	(18.1)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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